Exhibit 17

Gino Scotto
22 Vista Drive
Great Neck, NY 11021

November 20, 2005

Mr. Herbert Lindo
Chairman & President
Kenilworth Systems Corporation
185 Willis Avenue, Suite 4
Mineola, NY 11501

Dear. Mr. Lindo,

Effective immediately, I resign any and all positions I hold with Kenilworth Systems Corporation.

/s/ Gino Scotto
Gino Scotto